Exhibit 10.1
                                                                    ------------


                                 BLACKROCK, INC.
                       1999 STOCK AWARD AND INCENTIVE PLAN

                         RESTRICTED STOCK UNIT AGREEMENT


Name of Grantee:
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Restricted Stock Units:   Covering [   ] shares of Class A Common Stock, $0.01
----------------------    par value, of BlackRock, Inc. (the "Shares").

Grant Date:               [____________]
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Vesting Dates:            First Installment:[  ] RSUs, on [_______]
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                          Second Installment:[ ] RSUs, on [________]

                          Third Installment:[ ] RSUs, on [_________]


          Except as noted below, the Restricted Stock Units granted pursuant to this Agreement (the "RSUs") will be converted into Shares on each Vesting Date or the next following Business Day if the Vesting Date is not a Business Day. Subject to Section 12, once an RSU vests, it shall be nonforfeitable.

                          *    *    *    *    *    *    *    *

          This Restricted Stock Unit Agreement (this "Agreement") is executed and delivered as of the Grant Date set forth above by and between BlackRock, Inc., a Delaware company, and its successors (the "Company") and the Grantee set forth above. The Grantee and the Company hereby agree as follows:

1.   Definitions.  For all purposes in this Agreement, the following terms shall
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     have the respective meanings set forth in this Section 1.

     (a) "Acceleration Event" shall occur if (i), at the sole discretion of the Company's Incumbent Management Committee, upon the vote of a majority of the Incumbent Management Committee to accelerate the Company's 2002 Long-Term Retention and Incentive Plan, which vote shall occur six months following the Termination of Employment of the Chief Executive Officer of the Company for Deficient Opportunity or by the Company other than for Cause, death or Disability, if, within 60 days following such termination, a successor chief executive officer of the Company fails to assume office who is either (A) a member of the Incumbent Management Committee or (B) a person approved by a majority of the Incumbent Management Committee, (ii) any stock options granted under the Plan shall vest and become fully vested pursuant to Section 3.3(b)(1) of the Initial Public Offering Agreement made and entered into as of September 30, 1999, by and among The PNC Financial Services Group, Inc. ("PNC"), PNC Bancorp, Inc. (as successor to PNC Asset Management, Inc.), and the Company, as amended (the "IPO Agreement") or (iii) an acceleration event or similar event occurs under any successor plan to the Company's 2002 Long-Term Retention and Incentive Plan. For purposes of clause (ii), if no stock options are outstanding under the Plan, but if such options had been outstanding and would have become vested and exercisable pursuant to Section 3.3(b)(1) of the IPO Agreement, then an Acceleration Event shall be deemed to have occurred.

     (b) "Affiliate" means any corporation, partnership, joint venture, association, organization or other person or entity that is directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with the person or entity specified.

     (c) "Business Day" means any day other than Saturday, Sunday or any other day on which banks in the State of New York are required by law to be closed.

     (d)  "Cause" means (i) "Cause" as defined in any Individual Agreement, or
          (ii) if there is no such Individual Agreement or if such Individual Agreement does not define "Cause": (A) a material breach by the Grantee of any written policies of the Company or any Affiliate required by law or established to maintain compliance with applicable law or any breach of Section 11 of this Agreement; (B) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by the Grantee against the Company or any Affiliate or any client of the Company or an Affiliate; (C) conviction (including a plea of nolo contendere) of the Grantee for the commission of a felony that could, in the Company's reasonable judgment, impair the Grantee's ability to perform his or her duties or adversely affect the Company's or any Affiliate's business or reputation; or (D) entry of any order against the Grantee by any governmental body having regulatory authority with respect to the Company's or any Affiliate's business, which order relates to or arises out of the Grantee's employment or service relationship with the Company or any Affiliate. Unless otherwise provided in an Individual Agreement with respect to for Cause terminations, a determination of Cause under the Plan only may be made by the Company's Chief Executive Officer.

     (e)  "Code" means the Internal Revenue Code of 1986, as amended.

     (f) "Committee" means the Compensation Committee of the Board of Directors of the Company.

     (g) "Deficient Opportunity" means (i) "Deficient Opportunity" as defined in any Individual Agreement for the Chief Executive Officer, or (ii) if there is no such Individual Agreement or if such Individual Agreement does not define "Deficient Opportunity," without the written consent of the Chief Executive Officer: (x) any action by the Company which results in a material diminution in the Chief Executive Officer's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice given by the Chief Executive Officer; (y) any failure by the Company to provide to the Chief Executive Officer any compensation and benefits to which the Chief Executive Officer is entitled, other than a failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Chief Executive Officer; or (z) the Company's requiring the Chief Executive Officer to be based in any city other than the city in which the Chief Executive Officer is employed at the commencement of the Chief Executive Officer's tenure as Chief Executive Officer. The Chief Executive Officer's mental or physical incapacity following the occurrence of an event described above in any of clauses (x), (y) or (z) shall not affect the Chief Executive Officer's ability to terminate employment for Deficient Opportunity. The Chief Executive Officer shall be entitled to such additional procedural protections as may be provided in any Individual Agreement.

     (h) "Disability" means (i) "Disability as defined in any Individual Agreement, or (ii) if there is no Individual Agreement or the Individual Agreement does not define Disability, the Grantee's physical or mental incapacity constituting disability, as determined under the Company's Long-Term Disability Plan applicable to the Grantee, which, in any event, does or is reasonably expected to continue for at least twelve months.

     (i) "Fair Market Value" means, as of a particular date, (i) the closing sales price per Share on the national securities exchange on which Shares are principally traded for the last preceding date on which there was a sale of Shares on such exchange, or (ii) if Shares are then traded in an over-the-counter market, the average of the closing bid and asked per Share in such over-the-counter market for the last preceding date on which there was a sale of Shares in such market, or
          (iii) if Shares are not then listed on a national securities exchange or traded in an over-the-counter market, the fair market value of a Share shall be determined by a nationally recognized investment banking firm selected by the Committee for such purpose.

     (j) "Incumbent Management Committee" means the Management Committee of the Company as it existed at such time as (i) the condition or event giving rise to the Chief Executive Officer's termination of employment for Deficient Opportunity arose or (ii) the Chief Executive Officer's termination of employment other than for Cause, death or Disability occurs.

     (k) "Individual Agreement" means an employment, consulting or similar agreement between the Grantee and the Company or any Subsidiary or Affiliate of the Company.

     (l) "Management Committee" means that committee consisting of (i) the Chief Executive Officer of the Company, (ii) the president of the Company and (iii) not less than five managing directors of the Company designated from time to time by the Chief Executive Officer of the Company and the president of the Company to serve on such committee.

     (m)  "Plan" means the 1999 Stock Award and Incentive Plan, as amended.

     (n) "Retirement" means the Grantee's voluntary Termination of Employment other than for Cause after the Grantee has satisfied the Rule of 65 with at least the age of 55 and a total of at least three years of combined and continuous employment with the Company or any Subsidiary, provided, that the Grantee shall have provided written notice to the Company at least one year prior to such Termination of Employment.

     (o) "Rule of 65" means the sum of the Grantee's age and years of combined and continuous years of employment with the Company or any Subsidiary or Affiliate (including periods of employment with an entity prior to its becoming a Subsidiary or Affiliate) equals at least sixty-five
          (65). For purposes of determining Rule of 65, years of age and service equal full years and completed months.

     (p) "Subsidiary" means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

     (q) "Termination of Employment" means the termination of the Grantee's employment with, or performance of services for, the Company or any Subsidiary or Affiliate. An individual employed by, or performing services for, any Subsidiary or an Affiliate also shall be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be a Subsidiary or Affiliate, as the case may be, and the individual does not immediately thereafter become an employee of, or service-provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and any Subsidiary or Affiliate shall not be considered Terminations of Employment.

     In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

2.   Grant; Dividend Equivalents. The Company, pursuant to the Plan, which
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     is incorporated herein by reference, and subject to the terms and conditions thereof, grants to the Grantee as of the Grant Date the above-mentioned RSUs. In addition, as of each ordinary cash dividend payment date declared with respect to Shares, the Company shall make a cash payment to the Grantee equal to the cash payment that the Grantee would have received if each RSU then held by the Grantee was a Share. Further, as of each dividend payment date (other than with respect to an ordinary cash dividend) declared with respect to Shares, the Company shall credit to an account established for the Grantee the property or cash the Grantee would have received if each RSU then held by the Grantee was a Share. Payment and vesting of amounts credited to a Grantee's account shall occur at the same time as vesting and payment of the RSUs in respect of which such amounts were credited.

3.   Termination of Employment - General Rule. Any RSUs held by the Grantee that
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     have not vested shall be forfeited upon the Grantee's Termination of
     Employment; provided, however, that if the Grantee's employment is terminated by the Company or one of its Affiliates or Subsidiaries other than for Cause, or as a result of the Grantee's death, Disability or Retirement, then the Grantee's RSUs shall be treated in accordance with
     Section 4, 5, 6 or 7 below, as applicable.

4.   Termination of Employment - Other than for Cause. Upon the Grantee's
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     Termination of Employment by the Company or one of its Affiliates or
     Subsidiaries other than for Cause, subject to the Grantee's continued compliance with Section 11 below and the execution and non-revocation of a general release in the Company's favor, each unvested installment of RSUs held by the Grantee shall vest upon the earlier to occur of (i) the date such installment would have otherwise vested or (ii) the first anniversary of the Grantee's Termination of Employment.

5.   Death. Upon the Grantee's Termination of Employment as a result of death,
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     all unvested RSUs shall immediately vest.

6.   Disability. In the event of the Grantee's Disability, subject to the
     ----------
     Grantee's continued compliance with Section 11 below, each unvested installment of RSUs held by the Grantee shall vest upon the earlier to occur of (i) the date such installment would have otherwise vested or (ii) the first anniversary of the Grantee's Termination of Employment.

7.   Termination of Employment - Retirement. Upon the Grantee's Termination of
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     Employment by reason of Retirement, subject to the Grantee's continued
     compliance with Section 11 below and the execution and non-revocation of a general release in the Company's favor, each unvested installment of RSUs held by the Grantee shall vest upon the earlier to occur of (i) the date such installment would have otherwise vested or (ii) the first anniversary of the Grantee's Termination of Employment.

8.   Withholding and Other Taxes. Payment of withholding taxes and other tax
     ---------------------------
     obligations relating to the Shares and any amounts or property paid with respect to RSUs shall be made by the Company retaining or not issuing such number of Shares as have a Fair Market Value at the time the Grantee becomes subject to income tax equal to the minimum necessary amount of tax to be withheld, unless the Grantee informs the Company in writing of the Grantee's intention to satisfy such requirements in cash.

9.   Acceleration Events. Notwithstanding any other provision of the Plan or
     -------------------
     this Agreement to the contrary, upon the occurrence of an Acceleration Event the RSUs shall immediately vest.

10.  Vesting and Conversion. Upon each Vesting Date, the RSUs which shall have
     ----------------------
     then vested shall be converted to Shares and promptly delivered to the Grantee in either certificate or book entry form. If a Vesting Date is not a Business Day, the conversion and delivery shall occur on the first Business Day following the Vesting Date.

11.  Grantee's Covenants and Acknowledgements. In order to induce the Company to
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     enter into this Agreement, the Grantee hereby covenants and acknowledges to the Company as follows:

     (a) Non-Disclosure. The Grantee may not, during or subsequent to the Grantee's employment with the Company or any of its Affiliates, without the prior written consent of the Company, use, divulge, disclose, or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its Affiliates except (i) while employed by the Company or any of its Affiliates, in the business of and for the benefit of the Company or any of its Affiliates, or (ii) when required to do so by a court of competent jurisdiction or regulatory body. In the event that the Grantee becomes compelled by an order of a court to disclose any Confidential Information, the Grantee is required to provide the Company with prompt, prior written notice and to disclose only that portion of the Confidential Information which is legally required.

     For purposes of this Agreement, "Confidential Information" shall mean any non-public information (whether oral, written or contained on computer systems) relating to the business or the affairs of the Company and its Affiliates or of any client of the Company or of any of its Affiliates, whether obtained from the Company or any of its Affiliates, any client of the Company or any of its Affiliates or known by the Grantee as a consequence of or through Grantee's relationship with the Company or any of its Affiliates, whether obtained before or after Grantee executes this Agreement and whether obtained from an entity which was not a Company Affiliate at the time such information became available but which is now or later becomes an Affiliate of the Company. Such information includes but is not limited to non-public information concerning the financial data, strategic or financial plans, business plans, proprietary project information, marketing plans, future transactions (regardless of whether or not such transactions are executed), customer lists, employee lists, employees' salary and other compensation, partners' compensation, and other proprietary and confidential information of the Company, the Company's Affiliates or any of their clients, that, in any case, is not otherwise available to the public. Confidential Information includes information encompassed in drawings, designs, plans, proposals, reports, research, marketing and sales plans, financial information, costs, quotations, specification sheets and recording media. Confidential Information also includes information which relates directly or indirectly to the computer systems and computer technology of the Company and its Affiliates, including but not limited to source codes, object codes, reports, flow charts, screens, algorithms, use manuals, installation and/or operation manuals, computer software, spreadsheets, data computations, formulas, techniques, databases, and any other form or compilation of computer-related information.

     It is the policy of the Company not to use or accept any Confidential Information of third parties, including former employers of the Grantee. The Grantee shall not disclose such Confidential Information of third parties to the Company or any of its Affiliates, their employees, agents, or independent contractors, or to any other third party, and shall not use such Confidential Information of third parties while employed by the Company or any of its Affiliates, unless the Grantee has obtained and presented to the Company the appropriate authorizations for such use or disclosure from such third parties and has also obtained the Company's approval of such use or disclosure.

     The Company and its Affiliates may, from time to time, enter into agreements and/or business relationships with third party vendors and/or suppliers of information as a result of which Grantee may have access to Confidential Information proprietary to such third parties ("Third Party Confidential Information"). The use and disclosure by the Grantee of Third Party Confidential Information shall be governed by the terms and conditions of this Agreement and shall be in strict compliance with any existing agreement between the Company or any of its Affiliates and the third parties to hold such information confidential. Prior to using any Third Party Confidential Information, Grantee is required to inquire whether and to what extent the use of such Third Party Confidential Information is governed by an existing agreement.

     The Company and its Affiliates may at times develop appropriate information barriers to assure that restricted information related to a client of the Company or an Affiliate of the Company is not improperly communicated or disclosed to other employees within the Company and its Affiliates. If the Grantee has reason to believe that he or she is subject to any information barrier, the Grantee is required to inquire of the human resources or compliance department as to the applicability and terms of any such information barrier.

     The Grantee agrees that the Company is the exclusive owner of any business-related ideas, products, materials, discoveries, inventions, computer programs, research, writing or other work products developed by the Grantee that are in the scope of, or otherwise related to the business of the Company or its Affiliates. Whenever requested to do so by the Company, Grantee shall execute any and all applications, assignments, or other instruments that the Company deems necessary to apply for and obtain patents or copyrights in the United States or any foreign country or otherwise protect the Company's interest therein. Such obligations shall continue beyond the Grantee's Termination of Employment with the Company with respect to business-related ideas, products, materials, discoveries, inventions, computer programs, research, writing or other work products developed, conceived or made by Grantee during the term of the Grantee's employment with the Company. Further, the Grantee agrees that such obligation will be binding on the Grantee's assigns, executors, administrators and other legal representatives. The Grantee is required to return to the Company all Confidential Information (including all reproductions thereof whether on computer diskette or otherwise) furnished to or otherwise in their possession immediately upon request or their resignation or Termination of Employment.

     (b) Non-Solicitation of Clients, etc. The Grantee shall not, for a period of one year immediately following the Termination of Employment, whether on his or her own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly, (i) call on, interfere with, solicit or assist in soliciting the business of any "Client" or "Prospective Client" or (ii) accept business from, or enter into a relationship with, any such "Client" or "Prospective Client", with whom the Grantee has had personal contact or dealings on behalf of the Company or its Affiliates during the one year period immediately preceding his or her Termination of Employment or with whom employees reporting to the Grantee has had personal contact or dealings on behalf of the Company or its Affiliates during the one year period immediately preceding the Termination of Employment.

     For purposes of this Agreement, the term "Client" shall mean any person, firm, company, or other organization to whom the Company or any of its Affiliates has supplied services, products or professional advice, and "Prospective Client" shall mean any person, firm, company or other organization with whom the Company or any of its Affiliates has had negotiations or discussions regarding the possible supply of products or services, or with respect to whom the Company or any of its Affiliates has expended significant time, effort or money in developing a bid or proposal for the supply of products or services.

     (c) Non-Enticement of Employees; No Hire. The Grantee shall not, during his or her employment and for a period of one year immediately following the Grantee's Termination of Employment, either on his or her own account or in conjunction with or on behalf of any other person, company, business entity or other organization whatsoever, directly or indirectly (i) induce, solicit, entice or procure any person who is an employee of the Company or any of its Affiliates to leave such employment or (ii) accept into employment, hire or otherwise engage or use the services of, or actively interfere with the Company's or any Affiliates' relationship with, any person who is an employee of the Company or any of its Affiliates or who was an employee of the Company or any of its Affiliates during the period commencing one year prior to the Termination of Employment.

     (d) Non-Disparagement; No Conflicts. The Grantee shall not at any time during or subsequent to Grantee's employment with the Company or any of its Affiliates, criticize, speak ill of, disparage or make false statements in respect of the Company, its Affiliates or any of their employees; provided, however, that the Grantee shall not be prohibited from making truthful statements about the Company or any of its Affiliates. The Grantee also shall not, during the course of employment with the Company or any of its Affiliates take any action which conflicts with (or appears to conflict with) the Company's or any of its Affiliates' business interests except if ordered to do so by a court or government agency.

     (e) Enforceability; Injunction. The Company and the Grantee agree that in the event that any one or more of the terms and conditions set forth in this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and conditions will not in any way be affected or impaired thereby. Moreover, if any one or more of the terms and conditions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such terms and conditions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law. The Grantee acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section 11 would be inadequate and, in recognition of this fact, the Grantee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

12.  Forfeiture. In the event of any breach by the Grantee of the Company's
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     Confidentiality and Employment Policy, as it may be amended from time to time (the "Confidentiality Policy"), or the provisions of Section 11 by the Grantee, the Company shall have the right, if such conduct or activity occurs within one year following the most recent date upon which Shares are delivered to the Grantee, to require the Grantee to repay to the Company the value of the Shares (based on the Fair Market Value of the Shares on each date upon which the Shares were delivered). Such repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in common stock of the Company or cash or a combination thereof (based upon the Fair Market Value of the common stock of the Company on the day of payment), and the Committee may provide for an offset to any future payments owed by the Company or any Subsidiary or Affiliate to the Grantee, if necessary, to satisfy the repayment obligation. The determination of whether the Grantee has engaged in a breach of the Confidentiality Policy or Section 11 shall be determined by the Committee in its sole discretion. Upon the occurrence of an Acceleration Event, the provisions of this Section 12 shall be inapplicable to the Grantee.

13.  Incorporation by Reference. The obligation of the Company to deliver any
     --------------------------
     Shares under this Agreement is specifically subject to all provisions of the Plan and all applicable laws, rules, regulations and governmental and stockholder approvals.

14.  Notice. Any notice by the Grantee to the Company hereunder shall be in
     ------
     writing and shall be deemed duly given only upon receipt thereof by the Company at its principal offices. Any notice by the Company to the Grantee shall be in writing and shall be deemed duly given if mailed to the Grantee at the address last specified to the Company by the Grantee.

15.  Amendment. This Agreement may be amended or modified at any time only by an
     ---------
     instrument in writing signed by each of the parties hereto.

16.  Binding; Successors. This Agreement shall apply to and bind the Grantee and
     -------------------
     the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

17.  Headings. The headings of sections herein are included solely for
     --------
     convenience of reference and shall not affect the meaning or interpretation of any of the provisions hereof.

18.  Governing Law. The validity and construction of this Agreement shall be
     -------------
     governed by the laws of the State of Delaware (excluding any conflict of law, rule or principle of Delaware law that might refer the governance, construction or interpretation of this Agreement to the laws of another state).

19.  Notices. Any notice required or permitted to be given under the Agreement
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     shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

     If to the Company:

             BlackRock, Inc.
             40 E. 52nd Street
             New York, New York 10022
             Attn: Robert Connolly, General Counsel

     If to the Grantee:

             To the last address delivered to the Company by the Grantee in the manner set forth herein.

20.  Entire Agreement. The Agreement and the Plan constitute the entire
     ----------------
     agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this Agreement and the Plan.

21.  Counterparts. This Agreement may be executed in two counterparts, each of
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     which shall constitute one and the same instrument.


                                  *  *  *  *  *


This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated herein as provisions of this Agreement. If there is a conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized representative and the Grantee has hereunto set his hand as of the Grant Date.

                                  BLACKROCK, INC.



                                  By:
                                     -----------------------------------
                                     Name: Laurence D. Fink
                                     Title: Chairman and Chief Executive Officer


                                  GRANTEE

                                  -------------------------------------
                                  Name (Please Print)


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                                  Signature                         Date